UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 14, 2009
(Date of earliest event reported)

MedCom USA, Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25474 (Commission File Number)	65-0287558 (I.R.S. Employer Identification Number)

Suite 140
7303 E. Earll Dr.
Scottsdale, AZ 85253

(Address of principal executive offices, including zip code)

(877) 763-3729
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2009, William L. Bednarski resigned as President of MedCom USA, Incorporated.  His resignation was effective immediately.

On June 25, 2009, the Board of Directors of the Company appointed Robert H. Kite as President and Chief Executive Officer. Mr. Kite also serves as Chairman of the Board of MedCom USA, and is Chairman of the Board of Card Activation Technologies, Inc.  Mr. Kite, age 55, joined the Board of Directors in September 2008. Since 1981, Mr. Kite has been President and COO of Kite Family Co., Inc. and the Managing General Partner of KFT LLLP, a family owned company whose assets and operations include, but are not limited to, commercial and industrial buildings, land holdings, stocks, bonds, commodities, MRI clinics, and hotel and retail development.  In addition to MedCom and Card Activation, Mr. Kite is a director with four other publicly traded companies, two privately held companies, and two charitable organizations. Public companies include: National Energy Group (NEGI) an oil and gas company based in Dallas Texas, Petrol Oil & Gas (POIG), an oil and gas exploration and development company based in Overland Park, Kansas, ANTs software inc., a software company headquartered in San Francisco, California, and Jardinier, developer of highly efficient irrigation systems, based in Santa Ana, California. He also serves on the boards of E2020, an Internet education company, and Financialz, an accounting software company. Mr. Kite’s public service work includes board membership with Child Help USA and the FBI Citizen's Academy. Mr. Kite previously worked in the construction industry in Saudi Arabia with Beck-Arabia, and in Central America in gold mining and manufacturing operations. He is a graduate of Southern Methodist University with a Bachelor of Science, Political Science and Psychology with a Minor in Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedCom USA, Incorporated

By:	/s/ Robert H. Kite
Robert H. Kite
President and Chief Executive Officer

Date:  July 8, 2009